EXHIBIT 99.3

FOR IMMEDIATE RELEASE

From:           RB Asset, Inc.
                645 Fifth Avenue, 8th Floor
                New York, New York 1022

                For Further Information contact:

                Peter Rosenthal
                Rubenstein Associates, Inc.
                Tel: (212) 843-8030

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NEW YORK, New York, May 26, 1998 -- RB Asset, Inc. announced today that, on May
22, 1998, River Bank America consummated its reorganization into a Delaware corporation. RB Asset, Inc., as the successor in the reorganization, succeeds to the assets, liabilities and business of River Bank.

Now that the reorganization has been completed, RB Asset intends to manage the business and assets of the predecessor bank without the regulatory constraints imposed by New York State Banking Department.

To that end, RB Asset, Inc. has determined that it is now appropriate to solicit proposals from Investment Bankers to assist in the evaluation of strategic options available to RB Asset, Inc. to maximize shareholder value.

RB Asset, Inc. also intends to begin contacting holders of its series A preferred stock in connection with the election of two new directors by the holders of series A preferred stock and other matters resulting from the reorganization. The election of two additional directors will take place at the RB Asset, Inc. annual meeting currently scheduled to be held on August 31, 1998.

As previously announced by River Bank America, stock certificates representing shares of capital stock of RB Asset, Inc. are being distributed to River Bank America stockholders of record as of the close of business on May 22, 1998.